Exhibit 10.1

March 15, 2023

PERSONAL AND CONFIDENTIAL

To: Mr. Danye (John) Srivisal

Re:	Employment Offer Letter

Dear John:

We are pleased to offer you the position of Senior Vice President and Chief Financial Officer effective April 1, 2023. This employment offer letter replaces in its entirety the letter dated March 8, 2018 between yourself and Tronox LLC. The annual rate of pay for the position is $550,000 payable bi-weekly every other Friday. This position is at a Band 1 Grade 1 level, and reports directly to the Company’s Co-Chief Executive Officers.

Tronox has an annual cash incentive program. Your targeted payout will remain 70% of your base if the Company achieves 100% of its targets with a maximum payout of 140% if the Company achieves 200% of its targets. Awards are typically paid in the first quarter of the following year.

You will be eligible for an annual Long-Term Incentive (LTIP) award equal to approximately 180% of your base salary in accordance with the Company’s annual LTIP grants. This grant currently consists of time-based restricted shares vesting ratably over three years and performance-based restricted stock lapsing after three years.

You will receive a promotional LTIP grant on April 3, 2023 equaling the difference of the value that was granted to you on February 21, 2023 and the value of your new LTIP award based on your new salary. The number of Restricted Share Units (“RSUs”) granted will be based on the closing stock price on April 3, 2023.

The Company offers its employees a comprehensive and competitive benefits package that includes a full range of healthcare and life insurance benefits. The Company’s 401(k) plan has a Company match of 100% of the first 6% of an employee’s contribution up to 6% of salary and bonus. In addition, Tronox is contributing a profit sharing discretionary amount of 6% of salary and bonus to employee’s 401(k) accounts. Combined with the Company match and discretionary contributions, assuming you contribute 6% to your 401k, 18% of your salary and bonus will go towards your 401(k) retirement account on a monthly basis.

In the event of termination without cause, you will receive one times the sum of your annual base salary and annual target bonus, paid as a lump sum in accordance with the Company’s payroll practices, following the execution of a general release of claims. If the termination without cause occurs within 12 months following a Change in Control (as such term is defined under the Company’s Amended and Restated Tronox Holdings plc Management Equity Incentive Plan) you will receive one times the sum of your annual base salary and annual target bonus in addition to 12 months of base salary severance.

You will be eligible to receive 5 weeks of vacation annually and 10 Company paid holidays. Tronox also provides 10 days of sick leave annually. In addition, you will be eligible to participate in the Company’s Executive Financial Counseling Program and utilize financial advisors of your own choosing provided that the Company will not reimburse you for more than $10,000 per year for this service.

Tronox Holdings plc
263 Tresser Blvd., Suite 1100
Stamford, CT 06901 | www.tronox.com

We look forward to continuing to work with you at Tronox.

Sincerely,

/s/ Jean-Francois Turgeon
Jean-François Turgeon
Co-CEO
Tronox Holdings plc

/s/ John Romano
John D. Romano
Co-CEO
Tronox Holdings plc

Acknowledgement:

Agreed on this the 15th day of March 2023

/s/ Danye J. Srivisal
By: Danye (John) Srivisal

Tronox Holdings plc
263 Tresser Blvd., Suite 1100
Stamford, CT 06901 | www.tronox.com